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                                                           Exhibit 11

                        CERIDIAN CORPORATION AND SUBSIDIARIES
                    STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


(Amounts in millions, except per share data)
For Periods Ended March 31,

                                          Three Months
                                         1997      1996
Net earnings for common
  stockholders - primary              $  43.8     $  44.2
Restore dividends on
  convertible preferred
  stock                                   0.0         3.2
Net earnings for fully
  diluted earnings
  per share                           $  43.8     $  47.4

Weighted average common
  shares outstanding                   79,599      66,941
Common share equivalents
  from stock options and
  restricted stock awards               1,416       3,181
Weighted average common
  shares and equivalents
  outstanding - primary                81,015      70,122
Shares issuable assuming
  conversion of preferred
  stock                                     0      10,384
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution                    81,015      80,506

Net earnings for common
  stockholders - primary              $  43.8     $  44.2
Weighted average common
  shares and equivalents
  outstanding - primary                81,015      70,122

Primary earnings per share            $  0.54     $  0.63
Net earnings for fully
  diluted earnings
  per share                           $  43.8     $  47.4
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution                    81,015      80,506
Fully diluted earnings
  per share                           $  0.54     $  0.59

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